Exhibit 3.1



                            ARTICLES OF INCORPORATION
                                       OF
                            MAXUS REALTY TRUST, INC.

                        (As amended through May 10, 2005)


     The undersigned natural person of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopts the following Articles of Incorporation:

                                  ARTICLE ONE

     The name of the corporation is "Maxus Realty Trust, Inc."

                                  ARTICLE TWO

     The address of the corporation's initial registered office in this state is 7701 Forsyth Boulevard, St. Louis, Missouri 63105 and the name of its initial agent at such address is Gregory J. Nooney, Jr.

                                 ARTICLE THREE

     The aggregate number of shares which the corporation shall have authority to issue is (i) Five Million shares (5,000,000) of Common Stock all of which shall have a par value of one Dollar ($1.00) per share, amounting in the aggregate to Five Million Dollars ($5,000,000.00) and (ii) Five Million shares (5,000,000) of Preferred Stock, all of which shall have a par value of one Cent ($0.01) per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000.00). The Preferred Stock, or any class or any series thereof, shall have such powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, as shall be provided for in the resolution or resolutions adopted by the Board of Trustees and may be made dependent upon facts ascertainable outside such resolution or resolutions providing for the issue of such stock adopted by the Board of Trustees, provided that the matter in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Trustees.

                                  ARTICLE FOUR

     No stock or other security of the corporation shall carry with it and no owner of any share or shares of stock or other security or securities of the corporation shall be entitled to any preferential or pre-emptive right whatsoever to acquire additional shares of stock or of any other security of the corporation.

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                                  ARTICLE FIVE

     The name and address of the incorporator is:

     Connie B. Walsh
     500 N. Broadway
     Suite 2000
     St. Louis, Missouri 63102

                                  ARTICLE SIX

     The number of directors to constitute the first board of directors is nine. Thereafter, the number of directors shall be fixed by, or in the manner provided in the bylaws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

                                 ARTICLE SEVEN

     The duration of the corporation is perpetual.

                                 ARTICLE EIGHT

     The Corporation is formed for the following purposes:

     1. To acquire, own, finance, develop, improve, lease, operate, manage, dispose of, sell, liquidate and otherwise invest in and deal with real estate primarily consisting of income-producing property.

     2. To engage in any lawful activity for which a corporation may be organized under The General and Business Corporation Law of Missouri.

                                  ARTICLE NINE

     The board of directors is expressly authorized to make and adopt the original bylaws of the corporation. Such bylaws may be altered, amended or repealed or new bylaws may be adopted in lieu thereof by the affirmative vote of a majority of the shares issued and outstanding and entitled to vote thereon; provided, however, that the board of directors may amend the bylaws of the corporation without the vote or consent of the shareholders in the event the board of directors deems such necessary to conform the bylaws to the requirements of the Internal Revenue Code of 1954, as amended, with respect to real estate investment trusts, to applicable state or federal securities laws or to other applicable state or federal laws or regulations.